                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                      WIND RIVER SYSTEMS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
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                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]


                               500 WIND RIVER WAY
                               ALAMEDA, CA 94501


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 26, 2000

TO THE STOCKHOLDERS OF WIND RIVER SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wind River Systems, Inc., a Delaware corporation ("Wind River" or the "Company"), will be held on Wednesday, July 26, 2000 at 10:00 a.m. local time at 500 Wind River Way, Alameda, California for the following purposes:

1. To elect seven directors to serve for the ensuing year and until their successors are elected and have qualified.

2. To approve Wind River's 1993 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 1,500,000 shares.

3. To approve an amendment to Wind River's Restated Certificate of Incorporation, as amended to increase the authorized number of shares of common stock from 125,000,000 to 325,000,000 shares.

4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending January 31, 2001.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on June 10, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          RICHARD W. KRABER
                                          SECRETARY


Alameda, California
June 20, 2000


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            WIND RIVER SYSTEMS, INC.
                               500 WIND RIVER WAY
                               ALAMEDA, CA 94501

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                   July 26, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc., a Delaware corporation ("Wind River" or the "Company"), for use at the Annual Meeting of Stockholders to be held on July 26, 2000 at 10:00 A.M. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 500 Wind River Way, Alameda, California. Wind River intends to mail this proxy statement and accompanying proxy card on or about June 20, 2000 to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

    Wind River will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Wind River may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Wind River or, at Wind River's request, D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be about $5,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES


    Only holders of record of common stock at the close of business on June 10, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 10, 2000, the Company had outstanding and entitled to vote 72,104,088 shares of common stock.


    Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 3, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 3, abstentions and broker non-votes will have the same effect as negative votes.

VOTING VIA THE INTERNET OR BY TELEPHONE

    Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

    THE TELEPHONE AND INTERNET VOTING PROCEDURES BELOW ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS' IDENTITIES, TO ALLOW STOCKHOLDERS TO GRANT A PROXY TO VOTE THEIR SHARES AND TO CONFIRM THAT STOCKHOLDERS' INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

FOR SHARES REGISTERED IN YOUR NAME

    Stockholders of record may go to http://www.voteproxy.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted using the Internet must be received by 12:00 noon, Eastern Daylight Time on July 26, 2000. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-PROXIES and following the recorded instructions. Votes submitted by telephone must be received by 2:30 p.m., Eastern Daylight Time on July 25, 2000.

FOR SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

    Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company's proxy card.

    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com. Votes submitted pursuant to instructions under this paragraph must be received by 11:59 p.m., Eastern Daylight Time on July 25, 2000.

GENERAL INFORMATION FOR ALL SHARES VOTED VIA THE INTERNET OR BY TELEPHONE

    Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 500 Wind River Way, Alameda, California, 94501, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is February 21, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so between April 7, 2001 and May 7, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are seven nominees for the seven Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the stockholders, and three directors, John C. Bolger, Narendra K. Gupta and Thomas St. Dennis, having been elected by the Board.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    Set forth below is biographical information for each person nominated.

    JERRY L. FIDDLER, 48, co-founded Wind River in February 1983, and currently serves as chairman of the board. From February 1983 to March 1994 he served as chief executive officer of Wind River. He served as interim CEO from April to September 1999. Prior to founding Wind River, he w`as a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

    NARENDRA K. GUPTA, 51, became a director and Vice-Chairman of Wind River in February 2000 in connection with Wind River's acquisition of Integrated
Systems Inc. He is a founder of Integrated Systems and was a director since its formation in 1980. Before joining Wind River, Dr. Gupta was Chairman of the Board of Integrated Systems since March 1993 and Secretary since
September 1989. Dr. Gupta was Chief Executive Officer from 1988 to May 1994 and President from Integrated Systems' formation in 1980 to May 1994. Dr. Gupta holds a B.Tech degree in engineering from the India Institute of Technology, an M.S. in engineering from the California Institute of Technology and a Ph.D. in engineering from Stanford University. He was elected a Fellow of the Institute of Electrical and Electronic Engineers in 1991. Dr. Gupta is a director of Numerical Technologies, Inc. and Quick Eagle Networks.

    THOMAS ST. DENNIS, 47, joined Wind River in September 1999 as Chief Executive Officer and a director. From July 1992 to September 1999, Mr. St. Dennis was employed at Applied Materials, Inc., a supplier of semiconductor processing equipment, where he last served as Group Vice President and President of the Planarization and Dielectric Deposition Product business group. From 1987 to 1992, Mr. St. Dennis was Vice President of Technology at the Silicon Valley Group, a supplier of automated wafer processing equipment for the semiconductor industry. From 1983 to 1987 he served as Vice President of Sales and Marketing at Semiconductor Systems, Inc., a manufacturer of photoprocessing tools for the semiconductor industry. Mr. St. Dennis has an M.S. and a B.S. in physics from the University of California at Los Angeles.

    JOHN C. BOLGER, 53, became a director of Wind River in February 2000 in connection with Wind River's acquisition of Integrated Systems Inc. From
July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems. He served as Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company, from 1989 until his retirement in 1992. Mr. Bolger is also a director of Integrated Device Technology, Inc., a semiconductor manufacturer; TCSI, a communication software company; Sanmina Corporation, a contract assembly manufacturer; and Mission West Properties, a REIT. He holds a B.A. in English Literature from the University of Massachusetts and an M.B.A. from Harvard University.


    WILLIAM B. ELMORE, 47, was elected a director of Wind River in August 1990. He has been a general partner of Foundation Capital, a venture capital investment firm since 1995. From 1987 to 1995, he was a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs, venture capital investment firms. Mr. Elmore currently serves as a director of Commerce One Inc. and Onyx Software, Inc. Mr. Elmore holds a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University.



    GRANT M. INMAN, 58, is currently the President of Inman Investment Management, a private venture capital investment firm. From 1985 to 1998 he was a general partner of Inman & Bowman, a private venture capital investment firm. Mr. Inman serves as a director of LAM Research Corporation, Paychex, Inc. and several privately held companies. He is a trustee of the University of California, Berkeley Foundation, and is also a trustee of the University of Oregon Foundation. Mr. Inman holds a B.A. degree in economics from the University of Oregon and an M.B.A. in finance from the University of California, Berkeley.



    DAVID B. PRATT, 60, became a director of Wind River in April 1995. He has been the president and chief executive officer of gForce Systems, Inc., a learning software company, since January 2000. Previously, he was the president and chief executive officer of FlashPoint Technology, Inc. from January 1999 to March 2000. He was a Venture Partner with Foundation Capital from January 1998 to June 1998. From 1988 to December 1997, he was an officer, most recently Executive Vice President and Chief Operating Officer of Adobe Systems Incorporated, a developer of software for printing and publishing. From 1987 to 1988, he was Executive Vice President and Chief Operating Officer of Logitech Corporation. From 1986 to 1987, he was Senior Vice President and Chief Operating Officer of Quantum Corporation. Mr. Pratt holds a B.S.E.E. degree from the Massachusetts Institute of Technology and an M.B.A. from the University of Chicago.


BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended January 31, 2000, the Board of Directors acted 14 times. The Board has an Audit Committee and a Compensation Committee. It has no nominating committee.

    The Audit Committee (i) recommends to the Board the independent accountants to audit the company's accounts and records, (ii) reviews, with Wind River management and the independent accountants, the scope and plans for audit procedures to be utilized; results of audits; and internal reviews,
(iii) reviews the adequacy and effectiveness of the company's internal accounting controls, and (iv) performs any other duties and functions required by any organization under which Wind River's securities may be listed. The Audit Committee is composed of three non-employee directors: John C. Bolger, Grant M. Inman and David B. Pratt. The Audit Committee met four times during fiscal year 2000.


    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Wind River's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
William B. Elmore and David B. Pratt. The Compensation Committee acted 6 times during fiscal year 2000. The Non-Officer Stock Option Committee, a sub-committee of the Compensation Committee, may make awards of stock options to employees who are not officers, in amounts of up to 10,000 shares per employee annually. The Non-Officer Stock Option Committee is comprised of Jerry L. Fiddler. Generally, the Non-Officer Stock Option Committee acted by written consent at or after the hiring of new employees during the fiscal year to grant options to such employees, as appropriate.

                                   PROPOSAL 2
    APPROVAL OF AMENDMENT OF THE COMPANY'S 1993 EMPLOYEE STOCK PURCHASE PLAN

    In March 1993, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan"). As a result of an amendment to the Purchase Plan in 1999, an aggregate of 1,500,000 shares of common stock have been reserved for issuance under the Purchase Plan.


    In January 2000, the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Purchase Plan by 1,500,000 shares to a total of 3,000,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.


    During the last fiscal year, shares of common stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: David G. Fraser 542 shares ($13.653125) and 553 shares ($13.546875), all current executive officers as a group 2,189 shares ($13.653125) and 1,732 shares ($13.546875), and all employees (excluding executive officers) as a group 101,405 shares ($13.653125) and 120,953 ($13.546875).

    As of May 15, 2000, 1,221,544 shares of the Company's common stock had been issued under the Purchase Plan. Only 278,456 shares of common stock remained available for future issuance under the Purchase Plan.

    Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase common stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 1,200 employees are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

    The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

    The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board, and has delegated administration of the Purchase Plan to the

Compensation Committee. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee and to the Board.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is six months long. Currently, offerings commence each January 1 or July 1 and terminate on June 30 and December 31, respectively.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company, or by any parent or subsidiary of the Company designated by the Board (each an "affiliate"), on the first day of an offering is eligible to participate in that offering. Officers of the Company and any designated affiliate who are "highly compensated" as defined in the Code are eligible to participate in the offerings under the Purchase Plan. However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

PARTICIPATION IN THE PLAN

    Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to a maximum percentage specified by the Board of such employees' total compensation during the offering.

PURCHASE PRICE

    The purchase price per share at which shares of common stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the offering.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions during the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of an offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may make additional payments into such account only if specifically provided for in the offering.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    A participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time up to 10 days prior to the end of the applicable offering.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan at any time.

    The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with Section 423 of the Code or the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

STOCK SUBJECT TO PURCHASE PLAN

    Subject to this proposal, an aggregate of 3,000,000 shares of common stock has been reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the stock subject to the Purchase Plan, or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Purchase Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Purchase Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion, any successor corporation may assume such outstanding rights or substitute similar rights for those outstanding under the Plan, such rights may continue in full force and effect or participants' accumulated payroll deductions may be used to purchase common stock immediately prior to the transaction described above and the participant's rights under the then-ongoing offering terminated.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations)

                                   PROPOSAL 3
      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate") to increase the Company's authorized number of shares of common stock from 125,000,000 shares to 325,000,000 shares.

    The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company's common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Restated Certificate with the Secretary of State of the State of Delaware.


    In addition to 71,859,574 shares of common stock outstanding at May 15, 2000, the Board has reserved approximately 23,155,471 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, of which approximately 14,791,281 shares are reserved under plans approved by the stockholders, approximately 1,198,399 shares are reserved under plans assumed by Wind River in connection with recent business acquisitions and an additional 1,500,000 shares are reserved under the Purchase Plan, for which stockholder approval is sought in Proposal 2. In addition, approximately 4,329,897 shares are reserved for conversion of outstanding convertible subordinated notes.


    Although at present the Board of Directors has no other plans to issue the additional shares of common stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the company's business or product lines through the acquisition of other businesses or products.

    The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

    The affirmative vote of the holders of a majority of the shares of the common stock, will be required to approve this amendment to the Restated Certificate. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending January 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information regarding the ownership of the Company's common stock as of May 15, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table on page 14; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.



                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
BENEFICIAL OWNERS                                             NUMBER OF SHARES   PERCENT OF TOTAL
-----------------                                             ----------------   ----------------
Firsthand Capital Management, Inc...........................      6,668,300             9.28%
  101 Park Center Plaza
  San Jose, CA 95113

Narendra K. Gupta(2)........................................      4,430,835             6.16%
  500 Wind River Way
  Alameda, CA 94501

Jerry L. Fiddler(3).........................................      4,340,485             6.02%
  500 Wind River Way
  Alameda, CA 94501

Franklin Advisers, Inc......................................      3,944,400             5.49%
  777 Mariners Island Blvd.
  San Mateo, CA 94404

Ronald A. Abelmann(4).......................................      1,148,671             1.57%

William B. Elmore(5)........................................        355,782                *

Richard W. Kraber(6)........................................        224,288                *

Peter J. Richards(7)........................................        199,373                *

David G. Fraser(8)..........................................        214,129                *

Thomas St. Dennis(9)........................................        136,000                *

Grant M. Inman(10)..........................................        147,750                *

John C. Bolger(11)..........................................         13,340                *

David B. Pratt(12)..........................................         42,107                *

All executive officers and directors as a group (19
  persons)(13)..............................................     14,229,733            19.06%


------------------------

   * Less than one percent.


 (1) This table is based upon information known to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 71,859,574 shares outstanding on May 15, 2000, adjusted as required by rules promulgated by the Securities and Exchange Commission.



 (2) Includes 3,477,784 shares held by the Narendra and Vinita Gupta Living Trust, dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; and 7,176 shares held in an account under the Uniform Gift to Minors Act, of which Mr. Gupta is the custodian. Also includes 25,875 shares subject to stock options exercisable within 60 days of May 15, 2000.

 (3) Includes 3,262,930 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 555,000 shares held by the Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; and 324,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner. Also includes 197,602 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (4) Includes 11,811 shares held by the Abelmann Living Trust, of which Mr. Abelmann is a trustee, and 15,000 shares held by Abelmann Investments LP Fund I, of which Mr. Abelmann is a partner. Also includes 1,112,938 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (5) Includes 258,907 shares held by the Elmore Living Trust, of which Mr. Elmore is a trustee, and 50,000 shares held by Elmore Family Investments, LP, of which Mr. Elmore is a partner. Also includes 46,875 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (6) Shares are subject to stock options exercisable within 60 days of May 15, 2000.



 (7) Shares are subject to stock options exercisable within 60 days of May 15, 2000.



 (8) Includes 205,836 shares subject to stock options exercisable within 60 days of May 15, 2000.


 (9) Shares are held by the St. Dennis Family Trust, of which Mr. St. Dennis is a trustee.


 (10) Includes 75,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; 42,000 shares held by the Grant M. Inman SSB Keogh PS Custodian the West Ven Keogh, of which Mr. Inman is a custodian; 4,000 shares held by GWIK, a partnership, of which Mr. Inman is a partner; 11,500 shares held by the Bonner Trust 1988 MBI UAD 12/22/99, of which
      Mr. Inman's spouse is a trustee; and 11,500 shares held by the Bonner Trust 1988 CAI UAD 12/22/88, of which Mr. Inman's spouse is a trustee. Also includes 3,750 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (11) Includes 9,200 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (12) Includes 12,107 shares held by the Pratt Living Trust, of which Mr. Pratt is a trustee. Also includes 30,000 shares subject to stock options exercisable within 60 days of May 15, 2000.



 (13) Includes 2,810,919 shares subject to stock options held by officers and directors exercisable within 60 days of May 15, 2000.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended January 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that an initial report of ownership was filed late by each of Mr. John C. Fogelin, Ms. Marla A. Stark and Mr. Thomas St. Dennis, and each of Messrs. William B. Elmore, Jerry L. Fiddler, David G. Fraser, Richard W. Kraber, David B. Pratt, Graham Shenton, and Kamran Sokhanvari failed to report an option grant.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each director who is not an employee of Wind River (a "Non-Employee Director") receives a per meeting fee of $1,200. In accordance with Company policy, Directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Directors who are also executive officers of Wind River are not separately compensated for their service as directors.

    All Non-Employee Directors participate in Wind River's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of options to purchase common stock of Wind River to Non-Employee Directors. Stock options granted under the Director's Plan have an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years from the date of grant. Under the Directors' Plan, each person who was a Non-Employee Director on April 27, 1995 was granted, and each person after such date who is elected for the first time as a Non-Employee Director is automatically granted, an option to purchase 15,000 shares of common stock upon the date of his or her election to the Board, which vests in four equal annual installments. Additionally, on April 1 of each year, each person who is then a Non-Employee Director automatically is granted an option to purchase 3,000 shares of common stock vesting in full one year from the grant date, provided the optionee has attended at least 75% of the meetings of the Board and any committees on which he or she serves held during such period. As of May 15, 2000, options to purchase 103,125 shares were outstanding under the Directors' Plan and 217,500 shares remained available for grant.


    During the last fiscal year, options were granted under the Directors' Plan covering an aggregate of 3,000 shares to each of Messrs. Elmore and Pratt at an exercise price per share of $16.4375. Options covering 15,000 shares were granted to Mr. Inman at an exercise price per share of $16.1875 upon his initial election as a director during the last fiscal year. All options have exercise prices equal to the fair market value of the common stock at the time of the grant. As of May 15, 2000, 16,875 options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY OF COMPENSATION(1)

    The following table shows for the fiscal years ended January 31, 2000, 1999 and 1998 compensation awarded or paid to, or earned by, each person who served as the Company's Chief Executive Officer during the fiscal year ended
January 31, 2000 and its other four most highly compensated executive officers at January 31, 2000 (the "Named Executive Officers"):


                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            -------------
                                                   ANNUAL COMPENSATION         SHARES
                                       FISCAL    ------------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY        BONUS(2)    OPTIONS(#)(3)   COMPENSATION(4)
---------------------------           --------   --------      ----------   -------------   ---------------
Jerry L. Fiddler(5).................    2000     $252,619      $  164,063        55,000         $ 28,523
  Chairman                              1999     $124,833      $   41,506        31,500         $ 28,523
                                        1998     $109,729      $   40,979       136,500               --

Thomas St. Dennis(5)................    2000     $160,769      $1,281,321     1,100,000         $ 71,984
  President and                         1999           --              --            --               --
  Chief Executive Officer               1998           --              --            --               --

Ronald A. Abelmann(5)...............    2000     $363,636(6)           --       112,500         $194,403(7)
  Former President and                  1999     $325,000      $  132,075(8)     112,500        $187,553
  Chief Executive Officer               1998     $271,250      $  127,875(8)     325,000              --

David G. Fraser.....................    2000     $195,750      $  107,037       100,000         $ 18,622
  Vice President and General
    Manager,                            1999     $178,333      $   68,226        45,000         $ 18,622
  Wind River Networks business unit     1998     $153,417      $   73,147       100,000               --

Richard W. Kraber...................    2000     $197,500      $   99,537        60,000         $ 67,909
  Vice President of Finance,            1999     $178,333      $   67,714        45,000         $ 67,909
  Chief Financial Officer and
    Secretary                           1998     $153,750      $   72,992       100,000               --

Peter J. Richards(9)................    2000     $212,500      $  112,308        80,000         $ 88,509(10)
  Vice President of Americas Sales      1999     $ 79,558      $   27,659       420,000               --
                                        1998           --              --            --               --


------------------------

 (1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

 (2) Includes bonuses and sales commissions earned in respective fiscal year and paid the following fiscal year pursuant to the Company's fiscal management incentive arrangements.

 (3) With the exception of the option grants to Mr. Fiddler, all options granted have exercise prices equal to 100% of the fair market value of the common stock at the time of the grant. Option grants to Mr. Fiddler were made at 110% of the fair market value of the common stock at the time of the grant.

 (4) Amounts represent life insurance premiums paid on behalf of each Named Executive Officer. Of the premiums paid in fiscal year 2000, the following amounts were reported as taxable income to each individual: Mr. Fiddler ($102), Mr. St. Dennis ($1,575), Mr. Abelmann ($2,203), Mr. Fraser ($400),
     Mr. Kraber ($632), and Mr. Richards ($910).

 (5) In July 1999, Mr. Abelmann, Wind River's former Chief Executive Officer, resigned as an officer of the Company. Mr. Fiddler served as chief executive on an interim basis until Mr. St. Dennis joined the Company as its President and Chief Executive Officer in September 1999.

 (6) Compensation for fiscal year 2000 includes consulting payments made to Mr. Abelmann following his resignation.


 (7) Includes $6,850 of travel expenses for Mr. Abelmann and his spouse.


 (8) Payment of all of Mr. Abelmann's bonus for fiscal years 1998 and 1999 has been deferred.

 (9) Mr. Richards became an officer of the Company in September 1998.


 (10) Includes $41,229 in relocation expenses and $6,850 of travel expenses for Mr. Richards and his spouse.


                       STOCK OPTION GRANTS AND EXERCISES

    Wind River's executive officers are awarded stock options under the 1987 Equity Incentive Plan and 1998 Equity Incentive Plan (the "Equity Plans"). The Equity Plans provide that, in the event of a dissolution or liquidation of the company, specified type of merger or other corporate reorganization, at the sole discretion of the Board and to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Equity Plans or substitute similar awards for those outstanding under the Equity Plans, outstanding options will continue in full force and effect or outstanding options will be accelerated. In the event that any surviving corporation declines to assume or continue options outstanding under the Equity Plans, or to substitute similar awards, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised at or prior to such event. The Equity Plans also provide for the acceleration of vesting for options that otherwise would vest within the thirty (30) month period following the occurrence of certain hostile changes of control. A "hostile" change of control would involve either (i) the acquisition by any person or related group of a majority of the Company's voting securities which has not been approved by the Board of Directors or (ii) a change of a majority of the members of the Board of Directors in a 24-month period where the new directors were not approved by a majority of the members of the Board of Directors at the beginning of such period or were seated as the result of a proxy contest or other contest over election of members of the Board of Directors.

    The following tables show for the fiscal year ended January 31, 2000, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                         NUMBER OF       OPTIONS                               AT ASSUMED ANNUAL RATES OF
                          SHARES       GRANTED TO                             STOCK PRICE APPRECIATION FOR
                        UNDERLYING      EMPLOYEES    PER SHARE                       OPTION TERM(4)
                         OPTIONS)       IN FISCAL    EXERCISE    EXPIRATION   -----------------------------
NAME                   GRANTED(#)(1)     YEAR(2)       PRICE        DATE           5%              10%
----                   -------------   -----------   ---------   ----------   -------------   -------------
Jerry L. Fiddler.....       31,500         0.73%     $14.9875    4/12/2009     $   699,101     $ 1,113,202
                            23,500         0.55%     $ 15.675     5/5/2009     $   545,476         868,580

Thomas St. Dennis....    1,100,000        25.66%     $  16.00     9/6/2009     $28,668,545     $45,649,867

Ronald A. Abelmann...      112,500         2.62%     $ 13.625    4/12/2009     $ 2,496,790     $ 3,975,721

David G. Fraser......       55,000         1.28%     $ 13.625    4/12/2009     $ 1,220,653     $ 1,943,686
                            45,000         1.05%     $  14.25     5/5/2009     $ 1,044,529     $ 1,663,237

Richard W. Kraber....       45,000         1.05%     $ 13.625    4/12/2009     $   998,716     $ 1,590,288
                            15,000         0.35%     $  14.25     5/5/2009     $   348,176     $   554,412

Peter J. Richards....       80,000         1.87%     $ 13.625    4/12/2009     $ 1,775,495     $ 2,827,179

------------------------

(1) Options generally become exercisable at a rate of 1/4 of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each month thereafter.

(2) Based on options to purchase 4,286,377 shares of common stock granted in the fiscal year ended January 31, 2000.

(3) For all options granted in fiscal year 2000 (with the exception of the grants to Mr. Fiddler as explained in the summary compensation table), the exercise price is equal to the fair market value of the Company's common stock at the time of the grant.

(4) The potential realizable value is based on the term of the option at its time of grant. In accordance with rules promulgated the Securities and Exchange Commission, it is calculated by assuming that the stock price on the data of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Unless the market price of the Company's common stock appreciates over the option term, no value will be realized from these option grants. There can be no assurance that the values shown in this table will be achieved.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                AND VALUE OF OPTIONS AT END OF FISCAL YEAR 2000

    The Named Executive Officers did not exercise any stock options during the fiscal year ended January 31, 2000. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at January 31, 2000:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT END OF          IN-THE-MONEY OPTIONS AT
                                                    FISCAL 2000(#)              END OF FISCAL 2000
                                              ---------------------------   ---------------------------
NAME                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                          -----------   -------------   -----------   -------------
Jerry L. Fiddler............................    164,937         128,938     $ 1,946,713    $   999,816

Thomas St. Dennis...........................          0       1,100,000     $         0    $14,987,500

Ronald A. Abelmann..........................    783,125         387,813     $12,309,776    $ 3,097,667

David G. Fraser.............................     91,257         252,871     $ 1,141,395    $ 2,160,084

Richard W. Kraber...........................    158,859         216,141     $ 2,666,727    $ 1,599,257

Peter J. Richards...........................    109,998         390,002     $   371,243    $ 2,326,257

             EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

    THOMAS ST. DENNIS. In September 1999, Wind River and Mr. St. Dennis entered into an employment agreement providing for the employment of Mr. St. Dennis as President and Chief Executive Officer. The agreement provided for Mr. St. Dennis to receive, for fiscal year 2000, an annualized base salary of $400,000, an annualized bonus of $800,000 for on-plan performance, as determined by the Board of Directors, and a sign-on bonus of $959,121. For fiscal years subsequent to 2000, Mr. St. Dennis will receive a bonus equal to twice his base salary for on plan performance and an additional performance bonus of up to 50% of such amount for performance exceeding plan.

    The employment agreement also provided that Mr. St. Dennis would receive an option to purchase 1,100,000 shares of Wind River common stock. In addition, the Company agreed to lend Mr. St. Dennis up to $2.4 million to purchase shares of Wind River common stock during the first six months of his employment with the Company, secured by a pledge of personal property.

    In the event Mr. St. Dennis' employment with the Company is terminated other than for Cause, or if he resigns his employment with Good Reason (as each is defined in the employment agreement), in each case other than within 12 months of a change of control (in which event Mr. St. Dennis would receive benefits under the Change in Control Incentive and Severance Benefit Plan described below), Mr. St. Dennis will provide certain consulting services for one year thereafter in exchange for compensation in an amount equal to his annual salary at the time of such termination and a pro rata share of the target on-plan bonus for the year.

    RONALD A. ABELMANN. In connection with Mr. Abelmann's resignation as Wind River's chief executive officer in July 1999, the Company and Mr. Abelmann entered into a retirement and consulting agreement under which, in exchange for certain consulting services, the Company will pay Mr. Abelmann $29,356 per month through March 31, 2002. The Company also will make three years of payments under Mr. Abelmann's split dollar life insurance arrangement. In addition, Mr. Ablemann's unvested options to purchase 225,723 shares of Wind River common stock were accelerated to become fully vested as of the resignation date, and options to purchase 207,500 shares were cancelled.

    CHANGE IN CONTROL INCENTIVE AND SEVERANCE BENEFIT PLAN. In November 1995, the Compensation Committee of the Board of Directors adopted the Change in Control Incentive and Severance Benefit Plan (the "Severance Plan") to provide an incentive to officers of Wind River with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control.

    Upon the occurrence of a change of control, all executive officers, except the Chief Executive Officer, will receive acceleration of vesting for all shares subject to stock options that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years' worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and Wind River under the golden parachute provisions of sections 280G and 49999 of the Internal Revenue Code of 1986, as amended, in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

    If an executive officer other than the Chief Executive Officer is terminated without Cause or voluntarily terminates with Good Reason (as each is defined in the Severance Plan), within 12 months of a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that otherwise would vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares which would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then Wind River shall pay that executive's excise tax liability and all other taxes associated with Wind River's payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Board of Directors has delegated to the Compensation Committee of the Board of Directors (the "Committee") the authority to establish and maintain the compensation programs for all employees, including executives. The Committee evaluates performance and determines compensation policies and levels for the Company's executive officers. The Committee is presently comprised of two non-employee directors, neither of whom has any interlocking or other type of relationship that would call into question his independence as a committee member.

    The objectives of Wind River's executive compensation policies are to attract, retain and reward executive officers who contribute to Wind River's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve Wind River's business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within Wind River.

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

    Executive compensation consists of base salary, cash awards under the management incentive bonus program and stock options. The Committee, working with an outside compensation consultant, has targeted executive officers' base salaries and cash bonuses at the 50th percentile of companies in comparable industries with revenues of similar size and has targeted equity awards at the 60th percentile. The companies used for comparison purposes may, but need not be, included in the Nasdaq Computer and Data Processing Stocks Index. Each of these components is discussed in turn below.

BASE SALARY

    In establishing base salaries for executive officers, the Committee considers the individual executive's performance, level of responsibility, and comparative data as described above. Salaries for executives are reviewed on an annual basis using a subjective analysis of the executive's individual performance, Wind River's financial performance and changes in salary levels at comparable companies.

MANAGEMENT INCENTIVE PROGRAM

    The management incentive bonus program is designed to motivate Wind River's executive officers by awarding cash bonuses based upon achievement of corporate performance targets. At the beginning of the fiscal year, corporate performance targets for the Company are established, and the Committee sets a target bonus, as a percentage of base salary, for each executive. The determination of awards at the end of the fiscal year is based upon the extent to which the corporate performance targets are satisfied. The amount and nature of such targets may vary from year to year.

STOCK OPTIONS

    The Equity Plans were established to provide executive officers with an opportunity to share, along with the stockholders of Wind River, in the Company's long-term performance. Stock options generally have a four-year vesting schedule and generally expire ten years from the date of grant. Certain stock options vest in accordance with corporate performance criteria established from time to time by the Committee. The exercise price of stock options is typically 100% of fair market value of the underlying stock on the date of grant. The Committee considers, periodically, the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of individual performance, Wind River's financial performance, and the executive's existing options.

    Section 162(m) of the Code limits Wind River to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Equity Plans with exercise prices at least equal to the fair market value of Wind River's common stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary established for Mr. Abelmann for fiscal year 2000 was determined based upon reference to external competitive pay practices, the above described compensation approach to executive officers and a subjective assessment by the Committee of Mr. Abelmann's performance. In addition, as a result of both Wind River's and his individual performance during fiscal year 2000, Mr. Abelmann was granted options to purchase 112,500 shares of common stock. In July 1999, Mr. Abelmann resigned as Wind River's President and Chief Executive Officer. Mr. Abelmann's compensation during fiscal year 2000 includes payments under a Retirement and Consulting Agreement between Mr. Abelmann and Wind River. See "Employment, Severance and Change of Control Agreements."

    Mr. St. Dennis joined the Company as its President and Chief Executive Officer in September 1999. Mr. St. Dennis was compensated for fiscal year 2000 in accordance with the terms of his employment agreement with Wind River, which Mr. St. Dennis and the Company negotiated in an arms-length transaction prior to his employment with the Company. See "Employment, Severance and Change of Control Agreements."

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William B. Elmore
David B. Pratt

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows a comparison of cumulative returns for Wind River's common stock, the Nasdaq Stock Market (United States Companies) and the Nasdaq Computer and Data Processing Stocks Index on April 15, 1993, when Wind River's common stock commenced public trading, and at the end of fiscal years 1995 through 2000. The graph assumes an investment of $100 in each of Wind River's common stock, Nasdaq Stock Market (United States Companies) and Nasdaq Computer and Data Processing Stocks Index and that all dividends were reinvested.

                          TOTAL RETURN TO STOCKHOLDERS
                         (DIVIDENDS REINVESTED MONTHLY)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL STOCKHOLDER RETURN
FISCAL YEAR ENDED

        WIND RIVER       NASDAQ US     NASDAQ COMPUTER &
       SYSTEMS, INC.  INDEX COMPOSITE    DATA PROCESSING
Jan95        $100.00          $100.00            $100.00
Jan96        $326.62          $141.30            $154.34
Jan97        $878.42          $185.26            $209.93
Jan98        $948.56          $218.66            $254.25
Jan99        $854.68          $342.21            $510.17
Jan00      $1,150.90          $534.53            $829.54

------------------------

(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of Wind
    River under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                              CERTAIN TRANSACTIONS

LOANS TO OFFICERS

    In April 1999, Wind River loaned Mr. Richards $145,000 to purchase real property. The loan bears interest at the rate of 7% per annum and has a five-year term. The loan may be accelerated to become due 30 days following
Mr. Richards' termination of employment with Wind River. The loan is secured by personal property. As of May 15, 2000, the principal and interest outstanding under the loan totaled $155,714.

    In September 1999, Wind River agreed to lend Mr. St. Dennis up to $2,400,000 to purchase Wind River common stock, of which Mr. St. Dennis has borrowed $1,900,000. The loan bears interest at the rate of 5.98% per annum, and has a nine-year term. The loan may be accelerated if certain events of default occur, including termination of Mr. St. Dennis' employment with Wind River. As of May 15, 2000, principal and interest outstanding under the loan totaled $1,956,740.

    In May 2000, Wind River loaned Curtis B. Schacker, Vice President of Marketing and Corporate Development, $1,850,000 to purchase real property. The loan bears interest at the rate of 7.125% per annum and has a two-year term. The loan may be accelerated if certain events of default occur, including termination of Mr. Schacker's employment with Wind River. The loan is secured by real and personal property. As of May 25, 2000, principal and interest outstanding under the loan totaled $1,850,000.

INDEMNIFICATION AND LIMITATION OF DIRECTOR AND OFFICER LIABILITY

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          RICHARD W. KRABER
                                          SECRETARY


June 20, 2000

                            WIND RIVER SYSTEMS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 26, 2000


         The undersigned hereby appoints Thomas St. Dennis and Richard W. Kraber, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River Systems, Inc. to be held at 500 Wind River Way, Alameda, California on Wednesday, July 26, 2000 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS -> /______________________________ /

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

----------------------------------DETACH HERE-----------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:       To elect directors to hold office until the next Annual
                  Meeting of Stockholders and until their successors are elected.

/ /  FOR all nominees listed below (except   / /  WITHHOLD AUTHORITY to vote
     as marked to the contrary below).            for all nominees listed below.


NOMINEES: John C. Bolger, William B. Elmore, Jerry L. Fiddler,
          Narendra K. Gupta, Grant M. Inman, David B. Pratt, Thomas St. Dennis.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, AND 4.

PROPOSAL 2:       To approve the Company's 1993 Employee Stock Purchase Plan, as amended to increase the aggregate number of shares of common stock authorized for issuance under such plan by 1,500,000 shares.

        / /  FOR                 / /   AGAINST            / /  ABSTAIN


PROPOSAL 3:       To approve an amendment to the Company's Certificate of
                  Incorporation to increase the authorized number of shares of common stock from 125,000,000 to 325,000,000 shares.

        / /  FOR                 / /   AGAINST            / /  ABSTAIN


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)


PROPOSAL 4:       To ratify selection of PricewaterhouseCoopers LLP as
                  independent auditors of the Company for its fiscal year ending
                  January 31, 2001.

        / /  FOR                 / /   AGAINST            / /  ABSTAIN


Dated _________________

                                    -------------------------------------------

                                    -------------------------------------------
                                                   SIGNATURE(S)

                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                    HEREON. IF THE STOCK IS REGISTERED IN THE
                                    NAMES OF TWO OR MORE PERSONS, EACH SHOULD
                                    SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                    GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD
                                    THEIR TITLES. IF SIGNER IS A CORPORATION,
                                    PLEASE GIVE FULL CORPORATE NAME AND HAVE A
                                    DULY AUTHORIZED OFFICER SIGN, STATING TITLE.
                                    IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN
                                    PARTNERSHIP NAME BY AUTHORIZED PERSON.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.